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                                                                  EXHIBIT 10.12

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NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY "[*****]" ARE SUBJECT TO A REQUEST
FOR CONFIDENTIAL TREATMENT, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. A COMPLETE, UNREDACTED COPY OF THIS EXHIBIT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY'S CONFIDENTIAL TREATMENT REQUEST.
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                       ENREACH SOFTWARE LICENSE AGREEMENT


        This Agreement is entered as of this 26th day of August, 2000 ("Effective Date") by and between EnReach Technology, Inc., a Delaware corporation, having its principal place of business at 2130 Gold Street, Suite 200, Alviso, CA 95002 (" Licensor") and the following entity ("Licensee"):

                Name: Vialta.com.  Inc.
                Type of Entity: Corporation
                Address: 48401 Fremont Blvd., Fremont, CA 94538

                Contact: Fred Chan
                Phone: 510-492-1088
                Fax: 510-492-1098

                E-mail:

        1. BACKGROUND

        Licensor manufactures and distributes the computer software programs set forth on Exhibit A (the "Licensed Software"), Licensee manufactures and sells computer chips and chip related products within the geographic area(s) set forth on Exhibit A (the "Territory"), and Licensee wishes to market and distribute the Licensed Software in the Territory bundled with certain hardware and/or software products which Licensee owns or has licensed to distribute and which are set forth on Exhibit A (the "Licensee Products").

        2. DEFINITIONS

           2.1 "Licensed Software" means Licensor's proprietary computer program(s) described on Exhibit A in object code form and any error corrections, updates ("Updates") thereto made available to Licensee under this Agreement. Licensed Software may also be referred to as "Product", "Products" or "Software."

           2.2 "Update" means any correction, patch, or other modification or addition to the Software but do not include additional functionality not covered under this License Agreement.

           2.3 "Derivative Work" means any discrete modification to the Software made by Licensee pursuant to this Agreement and any modified, altered, enhanced, or adapted version of the Software, or derivative work thereof (as that term is defined in the United States Copyright Act of 1976) based on the Software.

           2.4 "Source Code" means any computer source code included as part of the Software supplied by Licensor to Licensee hereunder, including any updates, improvements, or modifications thereof furnished by Licensor to Licensee.



                                                                       Page 1/12

           2.5 "Documentation" means the supporting materials for the Licensed Software and other materials described on Exhibit A.

           2.6 "Bundled Product" means the combination of one (1) copy of the Licensed Software and Documentation with one (1) or more of the Licensee Product(s) in a single package for marketing and distribution as a single unit at a single price.

           2.7 "Trademarks" means the trademarks, service marks or trade names owned by Licensor which are associated with the Licensed Software or Documentation. Such "Trademarks" are set forth on Exhibit A and may be modified or deleted upon notice from Licensor.

        3. GRANT OF RIGHTS

           3.1 License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-transferable, non-exclusive license to distribute the Licensed Software solely as part of Bundled Products within the Territory. Licensee shall only include one (1) copy of the Licensed Software in each Bundled Product. Licensee shall not directly or indirectly license the Licensed Software on a standalone basis, nor permit any third party to do so. Except as expressly permitted in this Agreement, Licensee shall have no right to reproduce the Licensed Software or Documentation, or any part thereof. Additionally, Licensee will not permit other individuals, organizations or entities to use the Licensed Software except as specified in this Agreement; Licensee will not translate, reverse engineer, decompile, disassemble the Licensed Software; Licensee will not grant a security interest in or otherwise transfer rights to the Software; Licensee will not distribute copies of the Licensed Software, except as expressly permitted herein; Licensee will not copy the Licensed Software except as expressly permitted in this Agreement; and Licensee will not disclose any technical performance data regarding the Licensed Product without Licensor's prior written approval. Licensee shall have the right to modify, enhance, or create derivative works based on the Licensed Software.

           3.2 Distribution. Licensee may exercise its right to distribute the Licensed Software as part of Bundled Products through subdistributors, resellers, and other third party distributors (" Subdistributors") subject to each such Subdistributor executing a written agreement containing, at a minimum, provisions at least as protective of Licensor as those set forth in this Agreement ("Subdistributor Agreement"). Licensee will provide Licensor with copies of the relevant portions of such Subdistributor Agreements upon request. Licensee will use its best efforts to ensure that all Subdistributors abide by the terms of their Subdistributor Agreements and, upon request by Licensor, shall keep Licensor apprised of its activities to enforce such terms with particular Subdistributors. In addition, Licensee shall ensure that Licensor shall have the right to enforce such agreements as an intended third party beneficiary. Licensee further agrees that (a) Licensor may join Licensee as a named plaintiff in any suit relating to the Licensed Software brought by Licensee against any Subdistributor and (b) Licensee will take such other actions, give such information, and render such aid, as may be necessary to allow Licensor to bring and prosecute such suits. Licensee acknowledges and agrees that it shall remain ultimately liable for the acts or omissions of all such subdistributors.



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

           3.3 No Sales Outside Territory. Licensee shall not solicit sales, market, promote, or distribute the Bundled Products outside the Territory.

           3.4 Ownership. As between Licensor and Licensee, Licensor owns and retains all right, title, and interest in and to the Licensed Software, Documentation, and Trademarks, including all copyrights, patents, trade secret rights, trademarks and other intellectual property rights therein as well as any translations or localizations thereof. Except as expressly granted herein, Licensor does not grant to Licensee any right or license, either express or implied, in the Licensed Software, Documentation, or Trademarks. Licensee shall not reverse engineer, disassemble, decompile, or otherwise attempt to derive source code from the Licensed Software, except to the extent that such activities may not be prohibited by applicable law. Licensee shall own all right, title, and interest in any improvements, modifications, or enhancements to the Licensed Software made by Licensee, subject to Licensor's ownership of the underlying Licensed Software and restrictions on use of the Licensed Software contained herein. Licensee also grants to Licensor the perpetual rights to any improvements, modifications, or enhancements to the Licensed Software made by Licensee. Licensee shall not remove, modify, or obscure any copyright or other proprietary notices on the Licensed Software. Licensor hereby reserves all rights not expressly granted to Licensee in this Agreement

           3.5 Proprietary Notices. On each copy of the object code of the Licensed Software, Licensee shall reproduce all copyright or other proprietary notices contained on the Software, as provided by Licensor.

           3.6 Minimum Commitments. Licensee agrees to purchase from Licensor at least the minimum quantity of the Licensed Software set forth on Exhibit A (the "Annual Purchase Agreement"). In addition to the Annual Purchase Commitment the Licensor will provide to the Licensee on each calendar quarter end a good faith forecast estimate of quantities of Licensed Software for the next four calendar quarters during the duration of this agreement. Annual Purchase Commitments for renewal terms, if any, shall be determined by mutual agreement. Notwithstanding anything to the contrary contained in this Agreement, Licensor shall be entitled to terminate this Agreement ten (10) days after written notice to Licensee if Licensee fails to satisfy its Annual Purchase Commitment.

           3.7 Internal Use of Licensed Software. For no additional consideration, Licensee is hereby authorized to use the number of copies of the Licensed Software set forth on Exhibit A solely for internal use, demonstration purposes and End User support, subject to Licensee's compliance with the provisions of the End User License. A copy of the Licensed Software is "in use" if it is either loaded on the hard drive of a computer, or accessible by an end-user from a file or network server. If Licensee desires to use additional copies of the Licensed Software for its internal use, Licensee shall procure separate licenses from Licensor for such copies.

        4. LICENSEE'S MARKETING OBLIGATIONS

           4.1 Advertising. Licensee shall not make any representations or warranties with respect to the Licensed Software that are not consistent with the descriptions and warranties



                                                                       Page 3/12
contained in the Documentation and shall not make any representations or warranties on Licensor's behalf.

           4.2 Documentation. Licensee shall insert into the packaging of all Bundled Products the brochures and other published material supplied to Licensee from time to time by Licensor.

           4.3 Trademarks

                (a) Use. During the term of this Agreement, Licensee shall have a non-exclusive right to use and reproduce the Trademarks in connection with Licensee's marketing, advertising, promotion, and distribution of the Bundled Products. Licensee's use of the Trademarks shall not create any right, title or interest therein. Licensee shall use the Trademarks only in a manner which complies in all material respects with Licensor's policies in effect from time to time as reflected in the Marketing Kit and all such use shall be for Licensor's benefit.

                (b) Licensor Approval. Upon Licensor's request, Licensee shall submit to Licensor prior to publication any advertising, press release, promotion, marketing materials, and publicity used by Licensee in its efforts to market the Bundled Products which reference Licensor or the Licensed Software. Licensee shall not publish, disseminate, exhibit, or otherwise distribute any material bearing such representations without Licensor's prior approval, which approval shall be granted only at Licensor's sole discretion.

                (c) Goodwill. If Licensee, in the course of distributing the Licensed Software, acquires any goodwill or reputation in any of the Trademarks, all such goodwill or reputation shall automatically vest in Licensor when and as, on an ongoing basis, such acquisition of goodwill or reputation occurs, as well as at the expiration or termination of this Agreement, without any separate payment or other consideration of any kind to Licensee and Licensee agrees to take all such actions necessary to effect such vesting. Licensee shall not contest the validity of any of the Trademarks or Licensor's exclusive ownership of them.

                (d) Adoption of Marks. During the term of this Agreement, Licensee shall not adopt, use, or register, whether as a corporate name, trademark, service mark or other indication of origin, any of the Trademarks, or any word or mark confusingly similar to the Trademarks in any jurisdiction.

           4.4 Licensee shall perform its duties in a manner that shall preserve the reputation of Licensor and the Licenses Software, Bundled Product and related.

        5. LICENSEE'S OTHER OBLIGATIONS

           5.1 Support for Licensed Software. Licensee shall be solely responsible for providing level one support to all End Users of copies of the Licensed Software purchased as Dart of a Bundled Product. Licensee shall prominently display Licensee's technical support telephone number in the documentation and other material accompanying the Bundled Products.



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

Licensee shall ensure that all questions regarding the use or operation of the Licensed Software distributed hereunder are directed to and answered by Licensee. Licensee shall not represent to any third party that Licensor is available to answer any customer questions directly. Licensor shall refer any customer service questions relating to copies of the Licensed Software distributed hereunder to Licensee. However, Licensor shall provide back-up support as set forth in Section 6.1.

           5.2 Compliance with Applicable Laws.

                (a) Compliance with Law. Licensee shall comply with all laws and regulations applicable to Licensee's performance and the marketing and distribution of the Licensed Software and Bundled Products hereunder. Without limiting the generality of the foregoing, Licensee (a) shall not distribute the Licensed Software in any country where such distribution would be unlawful; (b) shall comply with all Department of Commerce and other United States exports controls regarding the license and delivery of technology and products abroad including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. Licensee further agrees not to violate any provisions of the Foreign Corrupt Practices Act of 1977, as amended. Licensee shall hold Licensor harmless from any claim, damage, liability, or expense, including attorneys fees, arising from any violation of law.

                (b) Authorizations. Licensee shall, at its own expense, make, obtain, and maintain in force at all times during the term of this Agreement, all filings, registrations, licenses, permits and authorizations (collectively "Authorizations") in the Territory required for Licensee to perform its obligations under this Agreement and shall provide Licensor with copies and English language translations thereof. Licensor shall provide Licensee with such reasonable assistance as Licensee may request in making or obtaining any such Authorizations; provided however that if the issuance of any Authorization is conditioned upon an amendment or modification to this Agreement which is unacceptable to Licensor, Licensor shall have the right to terminate this Agreement immediately without further obligation whatsoever to Licensee.

                (c) Notice of Laws. Licensee shall use reasonable efforts to advise Licensor of any laws and regulations which are in effect, or which may come into effect in the Territory after the Effective Date, which may affect Licensed Software's protection, (including without limitation, the intellectual property embodied within it), the Licensed Software's importation into the Territory, or have a material effect on any provision of this Agreement.

           5.3 Protection of Proprietary Rights. Licensee shall use reasonable efforts to protect Licensor's proprietary rights related to the Licensed Software, including without limitation, Licensor's copyrights, patent, trade secret, and trademark rights ("Proprietary Rights"), and to cooperate without charge, in Licensor's efforts to protect its Proprietary Rights. Licensee shall promptly notify Licensor of any known or suspected infringements of Licensor's Proprietary Rights that come to Licensee's attention. Licensor shall have the exclusive right to institute infringement or other appropriate legal action against alleged prospective or actual



                                                                       Page 5/12
infringers of its Proprietary Rights. Licensor shall incur all expenses in connection therewith and shall retain all monetary recoveries received there from.

           5.4 Audit and Inspection. During the term of this Agreement and for a term of one (1) year after termination, upon reasonable notice, Licensor or its designated agent, may enter the premises of Licensee or any of Licensee's affiliates, subdistributors or other related organizations and perform reasonable audit and inspection procedures to confirm that Licensee is in compliance with the terms and conditions of the Agreement, including, but not limited to, provisions relating to scope of the use of the Licensed Software and Trademark, protection of Confidential Information, and Per Copy Fees remitted to Licensor. Licensor will also have the right to require that Licensee request confirmation be sent to Licensee's third parties concerning third party use and/or sale of Licensed Product with such confirmation being returned to Licensor. Licensee shall cooperate in any and all such inquiries.

           5.5 Errors and Omissions. Licensee shall identify and promptly inform Licensor of any design or programming errors or omissions in the Products of which it becomes aware. Licensee may suggest features or improvements for the Products or ideas for additional products. Such information and suggestions and any product, modification or improvement that results from such information or suggestions shall be the sole property of Licensor.

           5.6 Non-Competition. Licensee agrees that during the term of this Agreement and twelve (12) months after the termination of this Agreement, Licensee will not develop, market, and distribute its own computer program or software product that is similar in function to or competes with the Products.

        6. LICENSOR'S OBLIGATIONS

           6.1 Back-Up Support. Licensor shall provide to Licensee reasonable back-up support concerning the technical aspects and use of the Licensed Software as reasonably necessary in order for LICENSEE to provide support to End Users as set forth in Section 5.1. Such back-up support shall be provided by telephone, fax, or E-mail during Licensor's normal business hours from Licensor's principal office.

           6.2 Shipment and Delivery. Shipment and Delivery of the Licensed Software and Documentation to LICENSEE shall be as set forth on Exhibit A.

        7. PRICE AND PAYMENT

           7.1 Suggested Retail Price. Licensee is free to determine its own retail prices for the Bundled Products.

           7.2 Per Copy Fee. Licensee shall pay to Licensor the per copy fees set forth on Exhibit A ("Per Copy Fees") for each unit of the Bundled Product shipped hereunder.

           7.3 Advance. On the Effective Date, Licensee shall pay to Licensor the amount(s) set forth on Exhibit A as nonrefundable advance against the Per Copy Fees due to Licensor hereunder. The license granted by the Agreement is not considered in force until this payment has been received from the Licensee.



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

           7.4 Other Fees. On the Effective Date, Licensee shall pay to Licensor the amount(s) set forth on Exhibit A as nonrefundable fees associated with the license agreement due to Licensor hereunder.

           7.5 Payment. If Licensee satisfies Licensor's credit requirements, all payments to Licensor shall be made within thirty (30) days after the end of the calendar month in which Licensee received Licensor's invoice. If Licensee does not satisfy Licensor's credit requirements, all payments shall be due in full in cash in advance of shipment to Licensee or reproduction by Licensee, as applicable. Licensee shall pay Licensor a late charge on outstanding amounts due equal to one and one-half percent (l-1/2%) per month or the maximum amount allowed by law, whichever is less. Licensor reserves the right in its reasonable commercial judgment to place Licensee on credit hold, in which case, Licensor may cease to fulfill Licensee's orders or may suspend Licensee's rights, if any, to reproduce the Licensed Software. Each payment is to be accompanied by a listing of units of Licensed Product either received or shipped by Licensor for which the payment pertains to.

                (a) Taxes, Tariffs, Fees. Licensor's suggested retail prices and Per Copy Fees do not include any national, state or local sales, use, value added or other taxes, customs duties, or similar tariffs and fees which may be required to be paid or collected upon the delivery of the Licensed Software or upon collection of the prices for the Bundled Products or the Per Copy Fees. Should any tax or levy be made, Licensee agrees to pay such tax or levy and indemnify Licensor for any claim for such tax or levy demanded so that Licensor will receive the Per Copy Fees net of any such taxes. Licensee agrees to provide Licensor with appropriate resale certificate numbers and other documentation satisfactory to the applicable taxing authorities to substantiate any claim of exemption from any such taxes or fees.

           7.6 Payment in United States Currency. All payments shall be made in United States Dollars, free of any withholding tax and of any currency control or other restrictions to Licensor according to the payment instructions provided in Exhibit A.

           7.7 Non-Refundable. All amounts received by Licensor hereunder shall be nonrefundable.

        8. PROPRIETARY RIGHTS

           8.1 Product Warranty. Licensor warrants that for a period of ninety
(90) days following delivery to Licensee, the Licensed Software will perform substantially as set forth in the Documentation and that the media on which the Licensed Software is furnished to Licensee will be free from defects in materials and workmanship during normal use. EXCEPT AS EXPRESSLY SET FORTH ABOVE, THE LICENSED SOFTWARE AND DOCUMENTATION ARE PROVIDED "AS IS". LICENSOR HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT. Licensee acknowledges that inevitably some errors may exist in the Product, and the presence of such errors shall not be a breach of this provision.



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


           8.2 Proprietary Rights Indemnification.

               (a) Licensor shall indemnify Licensee and hold it harmless from any and all damages, liabilities, costs and expenses (including but not limited to reasonable attorneys' fees) incurred by Licensee as a result of any judgment or adjudication against Licensee or final settlement arising from any claim that the Licensed Software or any part thereof infringes any copyright or trade secret of any third party, provided that Licensee promptly notifies Licensor in writing of any such claim and Licensor shall control and defend or settle any such claim at Licensor's expense and with Licensor's choice of counsel. Licensee shall cooperate with Licensor, at Licensor's expense, in defending or settling such claim and Licensee may join in defense with counsel of its choice at its own expense. Licensee may not settle any claim without Licensor's prior written consent. Following notice of any claim with respect to which Licensee believes itself entitled to indemnification under this section, Licensor shall have the right at its option and expense to (i) procure for Licensee the right or license to use the Licensed Software as delivered; (ii) modify the infringing materials so as to render them non-infringing; (iii) replace the Licensed Software or parts thereof with other functionally equivalent software; or (iv) terminate this Agreement. The indemnification obligation of this section shall be effective only if Licensee is not in default of its payment obligations.

               (b) Licensor shall have no liability for any infringement based on (i) the use of other than the most recent version of the Licensed Software if Licensee fails to incorporate any Update provided by Licensor; (ii) the use of the Licensed Software other than as set forth in the Documentation; (iii) the modification of the Licensed Software by any party other than Licensor; or (iv) the combination or use of the Licensed Software with other software, items or processes not furnished by Licensor if such infringement would have been avoided by the use of the Licensed Software alone.

THIS SECTION 8 STATES LICENSOR'S ENTIRE OBLIGATION WITH RESPECT TO ANY CLAIM REGARDING THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

        8.3 LIMITATION OF LIABILITY. IN NO EVENT SHALL LICENSOR'S OR ITS LICENSORS' LIABILITY TO LICENSEE OR ANY THIRD PARTY ARISING OUT OF THIS AGREEMENT, EXCEED THE TOTAL AMOUNT ACTUALLY RECEIVED BY LICENSOR HEREUNDER DURING THE PREVIOUS TWELVE (12) MONTHS. IN NO EVENT SHALL LICENSOR OR ITS LICENSORS BE LIABLE TO LICENSEE OR ANY THIRD PARTY FOR LOSS OF DATA, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES UNDER ANY CAUSE OF ACTION, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

        8.4 Sole Remedy. The remedies set forth in this agreement shall be Licensee's sole remedies for breach of this agreement. Licensor will not be liable for lost profits, lost opportunities, or incidental or consequential damages under any circumstances.



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

        9. CONFIDENTIAL INFORMATION

           9.1 Separate Non-Disclosure Agreement. Disclosure and use of confidential information exchanged between Licensor and Licensee under this Agreement shall be governed under terms of the Licensor's standard mutual Non-Disclosure Agreement executed separate from this Agreement and whose terms are hereby incorporated as a part of this Agreement.

        10. TERM AND TERMINATION

            10.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and continue until the date set forth on Exhibit A, or if no date is set forth therein, for a period of three (3) years, unless earlier terminated hereunder. This Agreement will automatically renew itself for successive one (1) year terms unless terminated by either of the parties by advance written notice at least thirty (30) days prior to the expiration of the then current term.

            10.2 Automatic Termination. This Agreement shall terminate automatically without notice and without further action by Licensor in the event that Licensee becomes insolvent (i.e., becomes unable to pay its debts in the ordinary course of business as they come due), enters into composition proceedings or makes an assignment of this Agreement for the benefit of creditors.

            10.3 Termination by Licensor. Licensor shall have the right to terminate this Agreement upon written notice to Licensee in the event that:

                (a) Licensee breaches any material provision of this Agreement including, without limitation, the payment of amounts due to Licensor hereunder, and does not cure such breach within thirty (30) days after Licensee receives written notice thereof;

                (b) any legislation or exchange controls under applicable law preclude Licensee from making payments to Licensor in United States currency for a period of sixty (60) days;

                (c) any law, decree, or regulation is enacted by any government within the Territory which would impair or restrict (i) Licensor's right to terminate or elect not to renew this Agreement, (ii) Licensor's right, title or interest in the Licensed Software, including without limitation, intellectual property rights therein, or (iii) Licensor's right to receive the amounts due it under this Agreement; or

                (d) Licensee fails to purchase its Annual Purchase Commitment in any year or fails to pay to Licensor the amount corresponding to such Annual Purchase Commitment.

            10.4 Termination by Licensee. Licensee shall have the right to terminate this Agreement upon written notice if Licensor breaches any material provision of this Agreement and does not cure such breach within thirty (30) days after Licensor receives written notice thereof.



                                                                       Page 9/12

            10.5 Effect of Termination. Upon the expiration or termination of this Agreement:

                (a) Licensee shall immediately pay to Licensor all Per Copy Fees and any other amounts due to Licensor hereunder;

                (b) Licensee shall, within ten (10) days of such expiration or termination (i) return to Licensor all Demonstration Copies, all Confidential Information and all copies thereof, any Master Copies received, and all other material received from Licensor and for which Licensee has not paid Licensor a per copy fee; (ii) erase any and all of the foregoing from all computer memories and storage devices within Licensee's possession or control; and (iii) provide Licensor with a signed written statement certifying that it has complied with the foregoing obligations. Licensee may sell off finished Bundled Products in its inventory for a period of no more than ninety (90) days, provided Licensee pays to Licensor the appropriate Per Copy Fees.

                (c) All rights and licenses granted by Licensor hereunder to Licensee shall terminate, provided such termination shall not result in the termination of End User Licenses for copies of the Licensed Software which have been purchased by End Users.

                (d) Sections 3.5, 4.4(d), 8, 9, 10 and other applicable sections shall survive.

            10.6 Limitation of Liability Upon Termination. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Licensor or Licensee. Termination shall not, however, relieve either party of obligations incurred prior to such termination.

        11. GENERAL PROVISIONS

            11.1 This Agreement Controls. This Agreement shall control Licensee's reproduction and distribution of the Licensed Software and Documentation. All different or additional terms or conditions in any Licensee purchase order or similar document shall be null and void. Any exceptions or modifications to this agreement and any of the attachments are to be itemized, detailed and cross referenced (where applicable) in Exhibit B.

            11.2 Notices. All notices shall be given in writing and shall be considered effective when (a) personally delivered, (b) upon confirmed receipt if sent by electronic mail or facsimile; or (c) two (2) days after acknowledged receipt if sent by registered private carrier (e. g., DHL, Federal Express, etc.). Notice shall be sent to the parties at their respective addresses set forth above or to such other address as either party may specify by written notice.

            11.3 Amendment; Waiver. This Agreement, including the Exhibits hereto, constitutes the final, complete, and exclusive agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements. No modification,



                                                                      Page 10/12
amendment, or waiver of any provision of this Agreement shall be effective unless in writing signed by both parties. The failure or delay by either party in exercising any right, power or remedy under this Agreement shall not operate as a waiver of any such right, power or remedy.

            11.4 Independent Contractor. Licensee is an independent contractor, and nothing herein shall be construed to create an employer-employee, partnership, joint venture, or agency relationship between the parties. Licensee shall have no authority, right or power to create any obligation or responsibility on behalf of Licensor.

            11.5 Assignment. Licensee may not assign any of its rights or delegate any of its obligations hereunder, whether by operation of law or otherwise, without Licensor's prior written consent. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties, their respective successors and permitted assigns.

            11.6 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

            11.7 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, excluding conflict of laws provisions and excluding the 1980 United Nations Convention on Contracts for the International Sale of Goods. The parties consent to the personal and exclusive jurisdiction of and venue in the state and federal courts of Santa Clara County, California, U.S.A. for any disputes arising out of this Agreement.

            11.8 Force Majeure. Except for Licensee's obligations to pay money, neither party shall be liable to the other party for any delay or failure in performance caused by reasons beyond its reasonable control, including but not limited to, acts of God, acts of civil or military authority, earthquakes, strikes or shortages of materials.

            11.9 Indemnification. Licensee shall indemnify and hold Licensor harmless from and against any and all damages, liabilities, costs and expenses (including attorney's fees) which Licensor incurs as a result of any threatened or actual suit against Licensor arising from any of Licensee's acts or omissions or those of Licensee's Subdistributors or Sublicensees, if any, under this Agreement, excluding claims under Section 8.2, provided that Licensor promptly notifies Licensee in writing of such claim and Licensee shall control and defend or settle such claim at Licensee's expense and with Licensee's choice of counsel.

            11.10 Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each one of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            11.11 Language. The official text of this Agreement, any Exhibits hereto, and all written notices and statements hereunder, is English. In the event of any dispute concerning the interpretation of this Agreement, reference shall be made only to the English text.



                                                                      Page 11/12

        IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.



Licensee:  Vialta.com, Inc.                 Licensor:  EnReach Technology, Inc.

By /s/ FRED S. L. CHAN                      By /s/ BO WU
  ---------------------------------           ---------------------------------

Print Name: Fred S. L. Chan                 Print Name: Bo Wu
           ------------------------                    ------------------------

Title: CEO                                  Title: CEO
      -----------------------------               -----------------------------

Date: August 26, 2000                       Date: August 26, 2000
     ------------------------------             -------------------------------



                                                                      Page 12/12

                      ENREACH LICENSE AGREEMENT -EXHIBIT A



SECTION 1. LICENSED SOFTWARE

Licensed Software covered under this Agreement is defined to include the following. Licensed Software is in object code form unless otherwise defined below:

EnReach eBrowser 3.2 (Web Browser) Software

-       HTML 3.2

-       GIF

-       JPEG

-       HTTP 1.O

-       Browser GUI

-       Cookie/Bookmark

-       File System For DRAM

-       All other required header and makefiles to do new code builds

E-Mail Option

-       POP3

-       SMTP


SSL Option

Software Development Kit Licenses (SDK)
Runtime Licenses (In object code form)

SECTION 1. TERRITORY

Territory is defined to be the world.

SECTION 1. LICENSEE PRODUCT(S)

Licensee Product(s) are defined to include the following:

        - Any and all current and future Vialta products

SECTION 2.5. DOCUMENTATION

Licensed documentation includes the following:

-       User's Guide

SECTION 2.7. TRADEMARKS

Licensor trademarks include but are not limited to the following:

-       EnReach and EnReachTV (worldwide)

SECTION 3.6. ANNUAL PURCHASE AGREEMENT

No annual purchase minimum by Licensee is required under this Agreement.

As set forth in the Agreement, Licensee shall provide Licenser with quarterly purchase forecast.

SECTION 3.7. INTERNAL USE OF LICENSED SOFTWARE

Licensed Software authorized for internal use and demo purposes by Licensee is limited to a maximum of 50 copies.




                                                                        Page 1/3

SECTION 6.2. SHIPMENT AND DELIVERY OF THE LICENSED SOFTWARE AND DOCUMENTATION

Shipment and Delivery of the Licensed Software and Documentation will be in electronic form.

Costs for any physical shipments by a common carrier shall be borne by Licensee. Risk of loss shall be borne by Licensee upon shipment.

Shipments will be deemed to comply with quantity and type ordered unless Licensee notifies Licensor of any errors in filling shipments within twenty (20) days of receipt.

SECTION 7.2. PER COPY FEES:

License fees shall be on a per copy basis as per the following table:


          Units                                   Price
          -----                                   -----
          1-500,000                               $[*****]/copy
          500,001-1,000,000                       $[*****]/copy
          1,000,001-2,000,000                     $[*****]/copy
          2,000,001-5,000,000                     $[*****]/copy
          5,000,001-10,000,000                    $[*****]/copy
          10,000,001-20,000,000                   $[*****]/copy
          Thereafter                              $[*****]/copy

Per copy license fees are for EnReach Software only and are exclusive of license fees due to any third party suppliers of any embedded software required for this project.

Per copy fees are payable on a monthly basis. Licensee shall provide actual total shipment information to Licensor at the end of each calendar month so that Licensor may generate an invoice to Licensee.

SECTION 7.3. ADVANCE FEES:

No advance fees are due to Licensor under this Agreement.

SECTION 7.4. OTHER FEES:

SUPPORT AND MAINTENANCE OPTION

Optional annual software maintenance and upgrade fees: US$[*****] or [*****]% of the software licensing fee whichever is greater.

SECTION 7.6. PAYMENT INSTRUCTIONS:

All payments are to be made by check or wire transfer TO CREDIT: CHASE MANHATTAN BANK, NY, USA UNDER SWIFT ADVICE CHASUS33. FURTHER CREDIT TO: FC-SILICON VALLEY BANK, 3003 TASMAN DRIVE, SANTA CLARA, CA 95054, USA, ROUTING AND TRANSIT NUMBER:
[*****], FOR CREDIT OF: EnReach Technology, Inc. FINAL CREDIT ACCOUNT NUMBER:
[*****]

SECTION 10.1. TERM OF AGREEMENT:

As described in Section 10.1, the term of this Agreement shall be 3 years.

OTHER TERMS:

ViAlta.com shall provide the necessary documentation and support for its hardware to EnReach.

EnReach shall provide documentation and support for its software.

--------------------------------------------------------------------------------
NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY "[*****]" ARE SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. A COMPLETE, UNREDACTED COPY OF THIS EXHIBIT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY'S CONFIDENTIAL TREATMENT REQUEST.
--------------------------------------------------------------------------------


                                                                        Page 2/3

EnReach agrees to provide source code access to ViAlta.com for the Licensed Software subject to the following terms:

- Source code access is only for the purpose of modifying the source code and to distribute in object code form only as part of a Vialta.com Bundled Product.

-       Any other use of the source code is expressly forbidden.

- EnReach's source code may be accessed only by full-time employees of ESS and Vialta.com in USA.

- EnReach's source code may not be transferred or disclosed outside of ESS US and ViAlta.com US, including partners.

-       Source code access is non-exclusive.

- No security interest or other rights in EnReach's Software is granted to ViAlta.com and ESS.

- Except as expressly permitted above, ESS and ViAlta.com will not otherwise translate, reverse engineer, decompile, disassemble, or create derivative works based on EnReach's Licensed Software

                                                                        Page 3/3

                      ENREACH LICENSE AGREEMENT - EXHIBIT B

                          EXCEPTIONS AND MODIFICATIONS


The following is a listing of exception and modifications to the EnReach License
Agreement: No exceptions or modifications.



                                                                        Page 1/1